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NEWS RELEASE                               [FASTCOMM LOGO]


FastComm Communications Corporation
45472 Holiday Drive - Sterling, VA - 20166
Phone: 703-318-7750 - FAX: 703-787-4625

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                                            For Release:   IMMEDIATELY
                                            Contact:       Mark Rafferty  703-318-7750
                                            Symbol:        FSCX (NASDAQ)
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                           AWARD FROM LAWSUIT FORCES

                  FASTCOMM TO SEEK PROTECTION UNDER CHAPTER 11

             Negotiations Were Ongoing When Bank Account Garnished


Sterling VA, June 2, 1998 -- FastComm Communications Corp. announced today that the Company has filed a voluntary petition for reorganization under Chapter 11 in the United States Bankruptcy Court for the Eastern District of Virginia. Under Chapter 11, the Company continues to operate under court protection from creditors while seeking to work out a plan of reorganization. This filing was unanimously approved by the FastComm Board of Directors.

           FastComm stated its filing was a direct result of enforcement activities by a judgment creditor.

           "It is unfortunate that the Company had to file for protection," said FastComm President Peter C. Madsen. "It is important to note that this action is in response to an act by a disputed creditor. I strongly believe that the judgment awarded this creditor had no basis in fact or law and that the Company will be successful on appeal, which it intends to vigorously, pursue. The Company plans to continue operations and conduct its business as usual and emerge from Chapter 11 as quickly as possible."

           FastComm will continue operations during the reorganization, developing, delivering, and supporting existing and new products, resale partners, and customers. No changes in management or operations is expected or contemplated.

           Forward looking statements are made in this release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements are subject to risks and uncertainties, including, without
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limitation, the timing of new announcements or introductions by the Company and its competitors, the hiring and retention of key employees, competitive pricing pressures, dependence on third party for components and products, and general economic conditions in the United States and international markets and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.


FastComm, stylized logo, WEB.router, FramePROTECT, LAN+Legacy, MaximumPRIORITY, FastRATE, MonoFRAD, EtherFRAD, RingFRAD, VoiceFRAD and SuperView are trademarks of FastComm Communications Corp. All rights reserved. All other trademarks are property of their respective owners.


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